Exhibit 99.1

News Release
Sunoco LP Announces a 1.25% Increase in Quarterly Distribution and Continues to Target 2025 Distribution Growth Rate of At Least 5%

DALLAS, April 23, 2025 – Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) announced that the Board of Directors of SUN’s general partner declared a distribution of $0.8976 per common unit, or $3.5904 on an annualized basis, for the quarter ended March 31, 2025. This represents an increase of approximately 1.25%, or $0.0111 per common unit, as compared with the quarter ended December 31, 2024.
This is the second consecutive quarterly increase in SUN’s distribution and is consistent with SUN’s capital allocation strategy and 2025 business outlook, which includes an annual distribution growth rate of at least 5%. Since 2022, SUN has increased distributions by approximately 9%, underscoring the Partnership’s ongoing commitment to returning capital to its unitholders.
The quarterly distribution will be paid on May 20, 2025, to common unitholders of record as of May 9, 2025.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results, including future distribution levels, are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Qualified Notice
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that one hundred percent (100%) of Sunoco LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Sunoco LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Sunoco LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.
Contacts
Scott Grischow
Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com

Erik Gulbrandsen
Director – Investor Relations and Capital Markets
(214) 840-5684, erik.gulbrandsen@sunoco.com
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